Exhibit 99.1

DBV Technologies announces filing of 2023 Annual Report on Form 10-K and Universal Registration Document

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT), a clinical-stage biopharmaceutical company focused on treatment options for food allergies and other immunologic conditions with significant unmet medical need (the “Company”), today announced the filing, for the year ended December 31, 2023, of its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (“SEC”) and its Universal Registration Document (“URD”) with the French market authority, “Autorité des Marchés Financiers” (“AMF”).

These documents can be accessed on the Investors section of the Company’s website at www.dbv-technologies.com. In addition, the URD is available on the AMF’s website at www.amf-france.org and the Form 10-K is available on the SEC’s website at www.sec.gov.

Printed copies of both documents are available, free of charge, at the Company’s headquarters and registered office located at 177-181 avenue Pierre Brossolette 92120 Montrouge, France.

About DBV Technologies

DBV Technologies is a clinical-stage biopharmaceutical company developing treatment options for food allergies and other immunologic conditions with significant unmet medical need. DBV is currently focused on investigating the use of its proprietary technology platform, Viaskin™, to address food allergies, which are caused by a hypersensitive immune reaction and characterized by a range of symptoms varying in severity from mild to life-threatening anaphylaxis. Millions of people live with food allergies including young children. Through epicutaneous immunotherapy (EPIT™), the Viaskin platform is designed to introduce microgram amounts of a biologically active compound to the immune system through intact skin. EPIT is a new class of non-invasive treatment that seeks to modify an individual’s underlying allergy by re-educating the immune system to become desensitized to allergen by leveraging the skin’s immune tolerizing properties. DBV is committed to transforming the care of food allergic people. The Company’s food allergy programs include ongoing clinical trials of Viaskin Peanut in peanut allergic toddlers (1 through 3 years of age) and children (4 through 7 years of age).

DBV Technologies is headquartered in Montrouge, France, with North American operations in Basking Ridge, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing one-half of one ordinary share) are traded on the Nasdaq Global Select Market (Ticker: DBVT).

For more information, please visit www.dbvtechnologies.com and engage with us on X (formerly Twitter) and LinkedIn.

Viaskin and EPIT are trademarks of DBV Technologies.

Investor Contact

Katie Matthews

DBV Technologies

katie.matthews@dbv-technologies.com

Media Contact

Aurora Krause

DBV Technologies

aurora.krause-ext@dbv-technologies.com